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NATIONAL DATACOMPUTER, INC.

NOTES TO FINANCIAL STATEMENTS

      Exhibit
       No.                      Title

      11                        COMPUTATION OF PER SHARE EARNINGS

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                                   December 31,          December 29,
                                                                       1997                  1996
                                                               ---------------       ---------------
Net loss, as reported                                          $    (1,212,566)      $    (2,042,590)


Preferred stock preference items:

Discount inherent in conversion terms of Series B, C and D
     convertible preferred stock upon issuance                        (262,662)           (5,200,000)

Interest on Series B, C and D convertible preferred stock             (404,750)             (208,000)
                                                               ---------------       ---------------
Total preferred stock preference item                                 (667,412)           (5,408,000)

Net loss attributable to common stockholders                   $    (1,879,978)     $     (7,450,590)
                                                               ---------------       ---------------
Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                   1,343,876             1,207,442
B. Shares attributable to convertible preferred stock                    -                     -
     outstanding
C. Shares attributable to common stock options and
     warrants pursuant to APB 15, paragraph 38(a)                        -                     -
                                                               ---------------       ---------------
Weighted average shares outstanding                                  1,343,876             1,207,442
                                                               ===============       ===============

Net loss per share                                             $         (1.40)      $         (6.17)
                                                               ===============       ===============
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